Exhibit 10.1
RETIREMENT AGREEMENT
June 25, 2010

To:	James E. O’Connor

Re:	Retirement

Your employment with the Company1 will end on January 1, 2011 as a result of your retirement pursuant to Section 25 of your May 14, 2009 Amended and Restated Employment Agreement (“Employment Agreement”). To make sure that your retirement occurs on mutually acceptable terms, the Company is prepared to make certain commitments to you in exchange for certain promises you will make to the Company. By signing this Retirement Agreement (“Agreement”) you will be accepting the Company’s offer and entering into a legally binding agreement on the terms stated below effective on the date the Company signs this Agreement.
Retirement Date
You acknowledge and agree that, on January 1, 2011, you will retire as Chief Executive Officer and your employment with the Company will end (your “Retirement Date”). You will remain Chairman of the Board of Directors of Republic Services, Inc. (“Republic”) until the conclusion of your current Board term at the completion of Republic’s annual stockholders’ meeting currently scheduled for May 2011. You also agree that on January 1, 2011, you will resign as officer and director of all Republic subsidiaries and affiliates for which you are then serving as officer or director. All of the terms and conditions of your Employment Agreement remain in full force and effect until January 1, 2011 at which time your Employment Agreement will expire and your rights and obligations will be determined solely under this Agreement, except as set forth below. If you have a termination of employment for any reason prior to January 1, 2011, this Agreement shall have no effect.
Benefits
Following your Retirement Date, the Company will provide you the following:
•	The Company shall pay to you any accrued but unpaid Base Salary that you have earned through your Retirement Date including all accrued but unused vacation days;

•	For purposes of the Company’s Synergy Incentive Plan (“SIP”), you will remain eligible to receive your Synergy Bonus in the maximum amount of $15,000,000 in accordance with and subject to the terms and conditions set forth in the SIP;

•	The Company shall continue to pay for and provide all health benefits in which you and your family were entitled to participate at any time during the 12-month period prior to

[1]	In this Agreement, the “Company” means Republic Services, Inc., its subsidiary, affiliated, predecessor and successor corporations and entities, and its and their past and present officers, directors, agents and employees.

Agreement regarding retirement

your Retirement Date, until the earliest to occur of (a) your 65th birthday, (b) your death, or (c) the date on which you become covered by a comparable health benefit plan by a subsequent employer. The Company will not continue any other group insurance coverage, such as long-term disability or accident coverage, beyond your Retirement Date because these plans are not considered health plans;

•	No sooner than the sixth month anniversary of your Retirement Date and no later than December 31, 2011, the Company shall pay to you, in a lump sum cash payment, $4,800,000;

•	The balance of all amounts credited or eligible to be credited to your deferred compensation account (the “Deferred Compensation Account”) under the Deferred Compensation Plan (including all Company contributions, whether or not vested), will be payable to you in accordance with the Deferred Compensation Plan and any elections thereunder;

•	No sooner than the sixth month anniversary of your Retirement Date and no later than December 31, 2011, the Company shall pay to you a lump sum cash gross-up payment equal to the amount of $5,200,000 to reimburse you for all income and other taxes imposed with respect to the payment of your deferred compensation that was credited or eligible to be credited to your Deferred Compensation Account on or before December 31, 2006 and all income and other taxes arising as a result of said gross up payment;

•	All of your stock option, restricted stock and restricted stock unit awards that are outstanding as of your Retirement Date shall fully vest upon your Retirement Date and your termination shall be treated as retirement for purposes of such awards;

•	The Company shall pay you the amount of your 2010 annual bonus that the Compensation Committee determines is payable to you based upon actual results for 2010 within 60 days after the end of 2010;

•	No sooner than the sixth month anniversary of your Retirement Date and no later than December 31, 2011, the Company shall pay you the amount of your target long term incentive award for 2009-2011;

•	The Company shall pay you one-third of the amount of your long term incentive award for 2010-2013 that the Compensation Committee determines would be payable to you had you remained employed through the end of 2013 based upon actual results within 60 days after the end of 2013;

•	Within 60 days after your Retirement Date, the Company shall pay or reimburse you, in a lump sum cash payment, for any out-of-pocket expenses reasonably incurred by you pursuant to Section 2(k) of your Employment Agreement prior to your Retirement Date, which would have been payable if you had not retired, provided that you provide proper documentation to the Company within 30 days following your Retirement Date;

Agreement regarding retirement

•	No sooner than the sixth month anniversary of your Retirement Date and no later than December 31, 2011, the Company shall pay to you a lump sum cash retirement payment of $1,800,000 to reward you for your long service to the Company; and

•	Pursuant to the Company’s practices, you will be reimbursed for the reasonable expenses you incur to continue to attend Board meetings from January 1, 2011 through the end of your current term.
For purposes of this Agreement, all of the benefits described above collectively shall be referred to as the “Severance Benefits”. All payments under this Agreement will be reduced by all applicable withholding and employment taxes. If you die before receiving any payments due to you under this Agreement, the remaining payments will be paid to your beneficiary.
Release of Claims Against The Company
You agree to deliver to the Company a signed and enforceable general release of all claims against the Company other than with respect to employee pension, health or medical benefit plans, rights to indemnification under the director and officer liability insurance policy, or under the bylaws or certificate of incorporation of the Company (“General Release”). You agree to execute the General Release in a form provided by the Company no earlier than your Retirement Date and no later than 30 days following your Retirement Date.
The General Release does not apply to any claims that cannot be released as a matter of law, such as those that: (1) arise after the date you sign the General Release, (2) are for ERISA plan benefits, or (3) may be asserted in an administrative charge filed with a governmental law or regulatory enforcement agency (although you do release any right to monetary recovery or reinstatement right in connection with any such charge). The General Release also does not apply to any claim for breach of this Agreement or any provisions of your Employment Agreement that survive as described in the following section.
The General Release will contain the following language:
“I knowingly and willingly release the Company from any kind of claim I have arising out of or related to my employment and/or the termination of my employment with the Company. This general and complete release applies to all claims for relief, whether I know about them or not, that I may have against the Company as of the date of execution of this document. This Release of claims includes, but is not limited to any claims under: federal, state or local employment, labor, civil rights, equal pay, or anti-discrimination laws, statutes, case law, regulations, and ordinances; federal or state Constitutions; any public policy, contract, tort or common law theory; any statutory or common law principle allowing for the recovery of fees or other expenses, including attorneys’ fees. The claims that I am releasing include, but are not limited to, claims under: the Age Discrimination in Employment Act; Family Medical Leave Act; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Sarbanes-Oxley Act (18 U.S.C. Section 1514A), as amended; the Employee Retirement Income Security Act of 1974, as amended; the Americans with Disabilities Act of 1990, as amended. This Release does not apply to any claims that cannot be released as a matter of law, such as those that (1) arise after the date I sign this Release, (2) are for ERISA plan benefits, or (3) may be asserted in an administrative charge filed

Agreement regarding retirement

with a governmental law or regulatory enforcement agency (although I do release any right to monetary recovery or reinstatement right in connection with any such charge). This Release also does not apply to any claim for breach of my June 25, 2010 Retirement Agreement (“Retirement Agreement”) or any provisions of my May 14, 2009 Amended and Restated Employment Agreement that survive as described in the Retirement Agreement.”
Integration of Employment Agreement; Survival of Certain Provisions
Unless you have a termination of employment for any reason prior to January 1, 2011, effective on such date this Agreement shall supersede and replace all benefits, rights and obligations under your Employment Agreement, other than Sections 5 (“Gross-Up Payment”) 7 (“Restrictive Covenants”), 8 (“Confidentiality”), 9 (“Specific Performance; Injunction”), 10 (“Nondisparagement”), 11 (“Future Cooperation”), 15 (“Assignment; Third Party Beneficiary”), 16 (“Severability; Survival”), 17 (“Indemnification”), and 26 (“Code Section 409A”), all of which shall remain in full force and effect.
Severability; Entire Agreement; Governing Law; No Oral Modifications; No Waivers
If a court of competent jurisdiction determines that any of the provisions of this Agreement are invalid or legally unenforceable, all other provisions of this Agreement shall not be affected and are still enforceable. This Agreement and the General Release together constitute a single integrated contract expressing our entire understanding regarding the subjects it addresses. As such, it supersedes all oral and written agreements and discussions that occurred before the time you sign it except as to any obligations you may owe to the Company or the Company may owe you, as described in the “Integration of Employment Agreement; Survival of Certain Provisions” section above that remain in effect. This Agreement may be amended or modified only by an agreement in writing signed by an executive officer of the Company. The failure by the Company to declare a breach, or to otherwise assert its rights under this Agreement, shall not be construed as a waiver of any of its rights under this Agreement. The laws of the State of Arizona shall govern the interpretation, validity, and effect of this Agreement.
Code Section 409A
The 409A provisions of Section 26 of your Employment Agreement are incorporated herein by reference and apply to the payments under this Agreement and, any reimbursement, to the extent it constitutes a deferral of compensation within the meaning of 409A, will be subject to the rules that apply to your continued health benefits.
Acknowledgements And Certifications
You acknowledge and certify that:
•	you have read and you understand all of the terms of this Agreement and are not relying on any representation or statement, written or oral, not set forth in this Agreement;
•	you are signing this Agreement knowingly and voluntarily;
•	you have consulted with an attorney before signing this Agreement; and

Agreement regarding retirement

•	you and the Company agree that there is good and sufficient mutual consideration for each of the terms and conditions in this Agreement.
IF YOU SIGN THIS DOCUMENT BELOW, IT BECOMES A LEGALLY ENFORCEABLE AGREEMENT EFFECTIVE ON THE DATE SIGNED BY THE COMPANY.

June 25, 2010	/s/ James E. O’Connor

Date	James E. O’Connor

June 25, 2010	REPUBLIC SERVICES, INC.
Date

	By:	/s/ Michael P. Rissman

	Its:	Executive Vice President and General Counsel